Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-11 of Gladstone Land Corporation of our report dated April 21, 2010, except for Note 2 as to which the date is August 6, 2010 and Note 11 as to which the date is October 4, 2010 relating to the financial statements and financial statement schedule of Gladstone Land Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
October 7, 2010